                                                                   EXHIBIT 10.6


                                   AGREEMENT




                                    Between




LUMI CORP, a general partnership duly existing under the laws of Switzerland
---------
under the articles 530 CO, and represented by its partners Mister Patrick PLANCHE, Mister Francois PLANCHE, Holding CANALES b.v. and Holding Nijhuis b.v. ("Lumi Corp").




                                      AND



LUMITECH S.A.  (formerly, prior to the change to its current name, OTWD On Time
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Diffusion, S. A.), having its head office at Cardinal Mermillod 36, 1227 Carouge
(the "Company"), represented for the purposes of this Agreement by Mister
Patrick Planche, President who is authorized to sign and deliver this Agreement in the name and on behalf of the Company.
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INTRODUCTION
------------

Reference is made to the following facts:

- Mister Jacques-Charles Collet ("Collet"), is the inventor of a new process of reproduction using technology of the passive luminescence (such technology, and the methods, techniques, processes and know-how related thereto are referred to in this Agreement as the "Technology").

- The Collet invention is the object of a patent registration Collet's name, registered in Switzerland on July 24, 1993 under figure 681713.

- A new application for a patent was filed in France in the name of the Company, on June 7, 1995, under figure 95 06721, and later issued as Recording N 2,735,247; and additional patents and patent applications respecting the Technology have been filed or issued in 24 other countries.

- By agreement dated January 26, 1996, Collet assigned and transferred all of his rights of property and other rights and interests in and to the Technolgy and such patents and patent applications to the Company

- Mister Patrick Planche, Francois Planche, Holding Canales and Hodling Nijhuis established Lumi Corp under the laws of Switzerland Jun 14, 1995, for the purpose of development and marketing of products incorporating or based upon the claims covered by the above-mentioned patents and patent applications.

- Pursuant to an agreement dated as of January 14, 1996 (the "Transfer Agreement"), the Company assigned and transferred its right of property and other rights and interests in and to the Swiss patent No. 681713, French patent No. 2,735,247 (which was then pending) and the other patents and patent applications relating to the Technology to Lumi Corp.

- The style of OTWD On Time Diffusion S.A. was formally transformed into LUMITECH S.A., on June 13, 1996.

Subject to and upon the terms and conditions set forth in this agreement, Lumi Corp has agreed to transfer back to the Company all of its property rights and other rights and interests in and to the Technology, the patents and the patent applications relating to the Technology, and any trade or service marks, copyrights, improvements, enhancements and related good will that, as of the date of this Agreement, has been developed and is owned by Lumi Corp.
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ARTICLE 1
---------

Lumi Corp and each of its partners hereby gives up irrevocably in favour of the Company the completeness of the rights having made the object of the Transfer Agreement including without limitation the following:

- Transfer of the property and of all related rights, products, processes, methods, techniques and know-how relating to or arising from the Swiss patent No. CH 681713 ;

- Transfer of the property and of all related rights, products, processes, methods, techniques and know-how relating to or arising from the French patent No. 2,735,247.

- Transfer of the property and of all related rights, products, processes, methods, techniques and know-how relating to or arising from the following patents and patent applications :

   -  Swiss            Recording N " CH 681713
   -  France           Recording N " 2.735.247
   -  United States    Recording N " PCT 1B 96 /00556
   -  Canada           Recording N " 2,225,495
   -  Mexico           Recording N " 9709720
   -  Brazil           Recording N " P1 9608576-2
   -  Europe           Recording N " on 9691 4363-5 in the fourteen
                       Main countries, enclosing Switzerland.
   -  Poland           Recording N " P-323818
   -  Turkey           Recording N " PCT 1B 96 /00556
   -  Russia           Recording N " 98100249
   -  China            Recording N " 96195595-3
   -  Hong-Kong        Recording N " 98112061.2
   -  Singapore        Recording N " 9705183.3
   -  Japan            Recording N " 9-500263


-  Transfer of the mark  " Lumifoto  ".


Lumi Corp acknowledges that, effective upon the execution and delivery of this Agreement, any and all rights of any nature that it had with regard to the above-mentioned patents, patent applications, trade and service marks and other rights ensuing from these, shall terminate and be of no further or continuing force or effect.
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ARTICLE 2
---------

Lumi Corp hereby acknowledges that the Company already is registered as the owner of the above referenced patents and patent applications, all of which were filed and recorded in the name and on behalf of the Company as owner.


ARTICLE 3
---------

The Company has offered, and Lumi Corp has agreed to accept CHF 50 000 in full consideration of the transfer of rights from Lumi Corp back to the Company described in this Agreement and hereby acknowledges receipt, as of the December 28, 1998 effective date of this Agreement, receipt of said amount.


ARTICLE 4
---------

Effective upon the execution and delivery of this Agreement, neither party will have, and each party hereby agrees not to assert, against the other (or against the others' partners or principals) any claim.


ARTICLE 5
---------

Lumi Corp hereby agrees to wind up its affairs, identify and pay its creditors, and to dissolve as a "simple company" or partnership under Swiss law, as soon as reasonably practicable following the execution and delivery of this Agreement.


ARTICLE 6
---------

The present contract is subjected to the Swiss law.

In case of dispute the courts of the canton of Geneva are competent, an appeal to the Federal Court being however reserved.

The present agreement was established in five copies, on December 28, 1998



    LUMITECH S.A.                        LUMI CORP





Mr. Patrick Planche         Mr. Patrick Planche          Mr. Francois Planche




                            Holding CANALES                   Holding Nijhuis
                         Mr. Jose Canales la Rosa             Mr.J.H. Nijhuis